Exhibit (h.1)

CORTINA FUNDS, INC.

ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of September 12, 2011, among Cortina Funds, Inc., organized as a corporation under the laws of the State of Wisconsin (the “Cortina”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, Cortina is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company, presently consisting of the series listed in Appendix A (the “Funds”);

WHEREAS, Cortina Asset Management, LLC is the Funds’ investment adviser and is responsible for managing the Funds’ business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, Cortina desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Funds, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

ALPS’s Appointment and Duties.

(a)

Cortina on behalf of the Funds hereby appoints ALPS to provide the administrative, bookkeeping and pricing services for the Funds set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent Cortina or the Funds in any way or otherwise be deemed an agent of the Funds.

(b)

ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and Cortina shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.

ALPS Compensation; Expenses.

(a)

In consideration for the services to be performed hereunder by ALPS, Cortina on behalf of the Funds shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Funds’ investment adviser to ALPS and such fees are subject to renegotiation among the parties hereto to the extent such information is determined to be materially different from what the Funds’ investment adviser originally provided to ALPS.  During each year of the term of this Agreement, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same services would be the base fee rate (as reflected in Appendix C) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)

ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Fund personnel.  Other Fund expenses incurred shall be borne by the Funds or the Funds’ investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Cortina directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of Cortina’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.

Right to Receive Advice.

(a)

Advice of Cortina and Fund Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from Cortina or, as applicable, the Funds’ investment adviser, custodian or other service providers.

(b)

Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for Cortina, the Funds’ investment adviser or ALPS, at the option of ALPS).

(c)

Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from Cortina or any Fund service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel.  ALPS will provide Cortina with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from Cortina.  Upon request, ALPS will provide Cortina with a copy of such advice of counsel.

4.

Standard of Care; Limitation of Liability; Indemnification.

(a)

ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)

In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and Cortina agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)

the inaccuracy of factual information furnished to ALPS by Cortina or the Funds’ investment adviser, custodian or other service providers;

(ii)

any error of judgment or mistake of law or for any loss suffered by Cortina in connection with the matters to which this Agreement relates;

(iii)

losses , delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)

ALPS’s reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)

loss of data or service interruptions caused by equipment failure; or

(vi)

any other action or omission to act which ALPS takes in connection with the provision of services to Cortina on behalf of the Funds.

(c)

ALPS shall indemnify and hold harmless Cortina, the Funds’ investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.

Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  Cortina recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.

Accounts and Records.  The accounts and records maintained by ALPS on behalf of the Funds shall be the property of Cortina.   ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to Cortina , in the form in which such accounts and records have been maintained or preserved , promptly upon receipt of instructions from Cortina.  Cortina shall have access to such accounts and records at all times during ALPS’s normal business hours.  Upon the reasonable request of Cortina, copies of any such books and records shall be provided by ALPS to Cortina at Cortina’s expense.  ALPS shall assist Cortina, the Funds’ independent auditors, or, upon approval of Cortina, any regulatory body, in any requested review of the Funds’ accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.

Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and their current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from Cortina, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by Cortina.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

8.

Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Funds hereunder shall cause the Funds to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by Cortina on behalf of the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in Cortina ’s public filings or otherwise provided to ALPS) ..  Except as set out in this Agreement , ALPS assumes no responsibility for such compliance by Cortina or the Funds ..  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to Cortina a certification to such effect no less than annually or as otherwise reasonably requested by Cortina ..  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Cortina.

Portfolio compliance with:  (i) the investment objective and certain policies and restrictions as disclosed in the Funds’ prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Funds’ adviser or sub-adviser, as applicable.  ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Funds’ Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted are mutually agreed to between ALPS and Cortina.  ALPS will report violations, if any, to Cortina and Cortina’s Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’s fund accounting department and supplemental data from certain third-party sources.  As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources.  Cortina agrees and acknowledges that ALPS’s performance of the Portfolio Compliance Testing shall not relieve Cortina or the Funds’ investment adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Funds’ investment adviser with respect to Portfolio Compliance.

9.

Representations and Warranties of ALPS.  ALPS represents and warrants to Cortina that:

(a)

It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)

It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

10.

Representations and Warranties of Cortina.  Cortina represents and warrants to ALPS that:

(a)

It is a corporation duly organized and existing and in good standing under the laws of the state of Wisconsin and is registered with the SEC as an open-end registered investment company.

(b)

It is empowered under applicable laws and by its Amended and Restated Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)

The Board of Directors of Cortina has duly authorized it to enter into and perform this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, Cortina agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

(e)

The execution, delivery and performance of this Agreement by Cortina (i) does not breach, violate or cause a default under any agreement, contract or instrument to which Cortina is a party or any judgment, order or decree to which Cortina is subject; (b) has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and Cortina, this Agreement will be a valid and binding obligation of Cortina on behalf of the Funds.

(f)

The officer positions filled by ALPS shall be covered by Cortina’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and Cortina shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers cease to serve as officer(s) of Cortina on substantially the same terms as such coverage is provided for Cortina’s officers after such persons are no longer officers of Cortina; or (c) continued in the event Cortina merges or terminates, on substantially the same terms as such coverage is provided for Cortina officers (but for a period of no less than six years).  Cortina shall provide ALPS with proof of current coverage, including a copy of the Policy and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)

The ALPS’s personnel who serve as officers of Cortina are named officers in Cortina’s corporate resolutions and subject to the provisions of Cortina’s organizational documents regarding indemnification of its officers.

11.

Documents.  Cortina has furnished or will furnish, upon request, ALPS with copies of Cortina’s Amended and Restated Articles of Incorporation and the Funds’ advisory agreement, custodian agreement, transfer agency agreement, current prospectus, statement of additional information, periodic Cortina reports and all forms relating to any plan, program or service offered by Cortina.  Cortina shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents.  Upon request, Cortina shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder.  As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by Cortina with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.

Consultation Between the Parties.  ALPS and Cortina shall regularly consult with each other regarding ALPS’s performance of its obligations under this Agreement. In connection therewith, Cortina shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit Cortina’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as Cortina may deem advisable, such right being in all respects absolute and unconditional.

13.

Liaison with Accountants.  ALPS shall act as a liaison with Cortina’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by Cortina.

14.

Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to Cortina, take commercially reasonable steps to minimize service interruptions.

15.

Duration and Termination of this Agreement.

(a)

Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(c) hereof.

(b)

Renewal Term.  If not sooner terminated, this Agreement shall automatically renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)

Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, Cortina may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages.  For purposes of this Section 15, “cause” shall mean:

(i)

willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of  its duties, obligations and responsibilities set forth in this Agreement;

(ii)

in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused Cortina to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by Cortina of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in Cortina’s public filings or otherwise provided to ALPS); or

(iii)

financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)

Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to Cortina or as otherwise directed by Cortina (at the expense of Cortina) all records and other documents made or accumulated in the performance of its duties for the Funds hereunder.  In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that Cortina uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)

Fees and Expenses Upon Termination.  Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by Cortina.  Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services.

16.

Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by Cortina without the prior written consent of ALPS, or by ALPS without the prior written consent of Cortina, except that Cortina hereby expressly consents to the assignment of this Agreement upon the closing of the transaction between DST Systems, Inc. and ALPS Holdings, Inc., ALPS’s parent.

17.

Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.

Names.  The obligations of Cortina entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of Cortina personally, but bind only the property of Cortina, and all persons dealing with Cortina must look solely to the property of Cortina for the enforcement of any claims against Cortina.

19.

Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

20.

Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado  80203

Attn:  General Counsel

Fax:  (303) 623-7850

To Cortina:

Cortina Funds, Inc.

825 North Jefferson Street, Suite 400
Milwaukee, WI  53202
Attn:  Chief Operating Office
Phone:  (414) 225-0733

21.

Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.

Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORTINA FUNDS, INC.,

on behalf of the Funds

By:

/s/ Lori K. Hoch

Name:

Lori K. Hoch

Title:

Secretary

ALPS FUND SERVICES, INC.

By:

/s/ Jeremy O. May

Name:

Jeremy O. May

Title:

President

APPENDIX A

LIST OF FUNDS

Cortina Small Cap Growth Fund

Cortina Small Cap Value Fund

APPENDIX B

SERVICES

| Fund Administration

•

Prepare annual and semi-annual financial statements

•

Coordinate standard layout and printing

•

Prepare and file Forms N-SAR, N-CSR, N-Q and 24f-2

•

Host annual audits and SEC exams

•

Provide monthly investment restriction compliance monitoring support and reporting

•

Calculate monthly SEC standardized total return performance figures

•

Prepare required reports for quarterly Board meetings

•

Monitor expense ratios

•

Maintain budget vs. actual expenses

•

Manage fund invoice approval and bill payment process

•

Maintain and coordinate Blue Sky registration

•

Assist with placement of Fidelity Bond and E&O insurance

•

Coordinate reporting to outside agencies including Morningstar, etc.

| Fund Accounting

•

Calculate daily NAVs

•

Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties

•

Compute yields, expense ratios, portfolio turnover rates, etc.

•

Reconcile cash and investment balances with the custodian

•

Support preparation of financial statements

•

Prepare required Fund Accounting records in accordance with the 1940 Act

•

Obtain security valuations from appropriate sources consistent with the Funds pricing and valuation policies

•

AVA: Portfolio Data Access

| Legal

•

Review and update Prospectus and Statement of Additional Information annually

•

Coordinate standard layout and printing of Prospectus

•

If the Funds elect to have ALPS prepare the Summary Prospectus, additional fees will be charged

•

Provide legal review of SEC financial filings

•

Coordinate EDGARization and filing of documents

•

Prepare, compile and mail board materials

•

Attend Board meetings and prepare minutes

•

Review legal contracts

•

Oversee Cortina’s Code of Ethics reporting

| Tax

•

Calculate dividend and capital gain distribution rates, including distributions necessary to avoid excise tax*

•

Calculate tax disclosure information (ROCSOP) for the audited financial statements

•

Prepare and file federal and state income and excise tax returns (and appropriate extensions)*

•

Monitor on a quarterly basis each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

•

Calculate and monitor applicable book-to-tax differences and assist in identifying securities that give rise to book-to-tax differences**

•

Calculate year-end tax characterization for distributions paid during the calendar year

__________

*Funds’ independent auditors provide review and sign-off on excise distributions and income and excise tax returns.  ALPS shall not analyze or investigate information or returns for foreign tax filings.  State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Funds.

**Security classifications to be identified include but are not limited to passive foreign investment company, real estate investment trust, master limited partnership, contingent debt obligations, trust preferred, grantor trust and stapled security.  The ultimate determination of the classification of securities will be the responsibility of Fund management.

| Fund CCO Assurance & Support

•

Provide Quarterly Compliance 38a-1 Representations

•

Provide Independent Control and Supervisory Review Reports of Services

•

Provide Online Access to ALPS Policies and Procedures

•

Perform Regulatory Monitoring and Updates

APPENDIX C

COMPENSATION

Year 1

Greater of $175,000 annual minimum in Year 1 or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $500M	5.0
$500M - $1B	3.0
Above $1B	2.0

Year 2 and Forward

Greater of $190,000 annual minimum in Year 2 and forward or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $500M	5.0
$500M - $1B	3.0
Above $1B	2.0

All out-of-pocket expenses are passed through to Cortina at cost, including but not limited to: third-party security pricing and data fees, Bloomberg fees, PFIC Analyzer, Gainskeeper fees, Blue Sky permit processing fees and state registration fees, SAS70 control review reports, travel expenses to Board meetings and on-site reviews, printing and mailing fees, fulfillment costs, 22c-2 fees, customized programming/enhancements, wire fees and other bank charges, postage and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.